EXHIBIT 4

[EMMET, MARVIN & MARTIN, LLP]

November 18, 2002

The Bank of New York

  as Depositary

101 Barclay Street

New York, New York, 10286

Re:

Unsponsored American Depositary Receipts for Common Shares
of Paperlinx Limited

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement for issuance of American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") for Common Shares of Paperlinx Limited for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the ADRs, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

    /s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP

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